Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of Fidelity Mt. Vernon Street Trust: Fidelity Aggressive Growth Fund and Fidelity New Millennium Fund of our reports dated January 10, 2003 on the financial statements and financial highlights included in the November 30, 2002 Annual Reports to Shareholders of Fidelity Aggressive Growth Fund and Fidelity New Millennium Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
January 22, 2003